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                                                                     EXHIBIT 2.2


                  AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

                             DATED OCTOBER 14, 1999

                                  BY AND AMONG

                               A.I.N. CORPORATION,
                          MICHAEL GORUN, DANIEL HEENAN,
                     JAMES F. DITTEMORE III, GENE FEROGLIA,
                   MICHAEL EGGERS, EGGERS FAMILY PARTNERSHIP,
                         AUTOBYTEL ACQUISITION II CORP.
                                       AND
                               AUTOBYTEL.COM INC.



         This Amendment, dated January 25, 2000 is entered into by and among A.I.N. Corporation, a California corporation, Michael Gorun, Daniel Heenan, James Dittemore III, Gene Feroglia, Michael Eggers, Eggers Family Partnership, Autobytel Acquisition II Corp., a California corporation, and autobytel.com inc., a Delaware corporation.


                                    RECITALS


         A. The parties entered into an Agreement and Plan of Merger dated October 14, 1999 (the "Agreement") under which Autobytel Acquistion II Corp. was to be merged with and into A.I.N. Corporation.

         B. Any capitalized term in this Amendment that is not defined in this Amendment shall have the meaning ascribed to such term in the Agreement.

         C. Pursuant to due diligence conducted by autobytel.com inc., the parties to the Agreement believe that certain amendments to the Agreement are necessary to properly effectuate the intentions, and protect the interests, of the parties.

         D. The parties intend for the Agreement to remain in full force and effect, and unchanged except for the amendments to those sections as provided herein:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the following provisions of the Agreement as follows:


1. The Definitions section of Article I of the Agreement is amended to remove the definitions for "Escrowed Shares," "Escrowed Property" and "Escrow Termination

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Date." In addition, the Definitions section is amended to include the following definitions:

         Amendment: Shall mean this Amendment to the Agreement.

         Consumer Car Club Amount: Shall have the meaning set forth in Section 2.6(f).

         Consumer Car Club Parties: Shall mean Auto Insider Services, Inc., Sheldon L. Goldman, Consumer Car Club, Michael C. London and American Information Services (collectively, the "Consumer Car Club Parties").

         Escrowed Consideration: Shall have the meaning set forth in Section
2.11.

         Martins Claim: Shall mean any claim, loss, damage or liability related or connected to Robert Martins, including, but not limited to, the lawsuit filed by Robert Martins against the Company on September 1, 1999 or any claim by Robert Martins or its affiliates with respect to the assets, equity or any partnership or equity interest in the Company or the Cash Payment or Stock Payment.

2. The following sections of the Agreement are amended and restated in their entirety.

         Section 2.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holders of any of the following securities, the following shall occur with respect to the Company's Common Stock:

         (a) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be canceled, extinguished and converted automatically into the right to receive (i) in cash, the dollar amount per share equal to the quotient of (x) $3 million less the sum of the Aggregate Employee Bonus Amount and the Consumer Car Club Amount divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Cash Payments"), and (ii) shares of Parent Common Stock equal to the quotient of 1,800,000 shares of Parent Common Stock divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Stock Payments"). The shares of Parent Common Stock to be issued in connection with the Merger will not be registered under the Securities Act and will be subject to the following legend:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 3(a)(10) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) AS PERMITTED UNDER RULES 144 AND 145(d) OF THE SECURITIES ACT, (B)


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                  THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT
                  COVERING SUCH SECURITIES OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

         (b) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

         (c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

         (d) Company Employee Bonus Amount. Upon the Closing, (i) the Company shall pay to those Company employees listed on Schedule 2.6(d) the amounts set forth opposite their respective names on such Schedule (less applicable federal and California income tax, FICA and other applicable withholdings) and (ii) the Parent shall deposit in the Company's payroll account an amount equal to the aggregate employee bonus amounts set forth on Schedule 2.6(d), ("Aggregate Employee Bonus Amount"). Schedule 2.6(d) may be amended by the Company prior to the Closing Date provided that no employee shall receive a bonus greater than $50,000 and the Aggregate Employee Bonus Amount shall not exceed $450,000.

         (e) Fractional Shares. No fractional shares of Parent Common Stock will be issued. The number of shares of Parent Common Stock awardable to each holder of shares of Company Common Stock (after aggregating all fractional shares of Parent Common Stock awardable to each such holder) shall be rounded down to the nearest whole share of Parent Common Stock, unless such fraction is .5 or above, in which case the number of shares of Parent Common Stock awardable shall be rounded up to the nearest whole share of Parent Common Stock.

         (f) Consumer Car Club Matter Settlement Amount. Upon the Closing, the Parent shall deposit $500,000.00 (the "Consumer Car Club Amount") in the Company's general bank account, the proceeds of which shall be used solely for use in the settlement of the Consumer Car Club Matter. All or a portion of the Consumer Car Club Amount shall be paid, at such times, as directed by Michael Gorun as the "Selling Shareholder Representative" to such Persons as reasonably determined by Michael Gorun


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to further settlement of the Consumer Car Club Matter. Any amounts of the
Consumer Car Club Amount not used to pay or settle any claims, or liabilities arising from the Consumer Car Club Matter under this Section 2.6(f) within thirty (30) days following the Closing shall be deposited into, and become part of, the Escrow Fund, and shall be become subject to the terms of the Escrow Agreement.

         Section 2.11 Escrow. At the Effective Time, $250,000 and 450,000 shares of Parent Common Stock (the "Escrowed Consideration") to be delivered to, and received by, the Selling Shareholders as part of the Cash Payment and Stock Payment shall be delivered or issued (as the case may be), segregated and deposited with an escrow agent reasonably satisfactory to Company and Parent (the "Escrow Account") for the purpose of securing and funding part of the obligations of the Selling Shareholders under this Agreement. The Escrowed Consideration shall be deducted pro rata from the Cash Payment and Stock Payment allocable to each Selling Shareholder. The Escrowed Consideraton shall be held and disbursed by such escrow agent in accordance with the form of escrow agreement (the "Escrow Agreement") attached to this Amendment.

         Section 5.6 No Solicitation. Effective the date of this Amendment, each Selling Shareholder, the Company, their respective Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions, communications or negotiations, if any, with any Persons, other than the Parent and the Parent Representatives, conducted heretofore with respect to any direct or indirect acquisition of any material portion of the assets or Properties of, or any of the capital stock of or other equity interest in, the Company or any business combination with the Company (whether by merger, consolidation or otherwise) or any other transaction inconsistent with consummation of, or similar in whole or in part to, the transactions contemplated herein (any of the foregoing, an "Alternative Transaction"), and will not, directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information or documents to, or cooperate in any way with, any Person (other than the Parent and the Parent Representatives) concerning any Alternative Transaction or consummate any such Alternative Transaction. In the event that any Selling Shareholder or the Company receives any oral or written proposal relating to an Alternative Transaction (an "Alternative Transaction Proposal"), or any inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with any Selling Shareholder or the Company in connection with an Alternative Transaction or Alternative Transaction Proposal, such Selling Shareholder shall:

                  (i) not respond or inform the Person making such Alternative Transaction Proposal that such Selling Shareholder is required by contract to refrain from discussing any Alternative Transaction or Alternative Transaction Proposal,

                  (ii) not make any other statement or engage in any other discussions with such Person concerning any Alternative Transaction or Alternative Transaction Proposal, and

                  (iii) promptly, after requested by Parent, notify the Parent of the Alternative Transaction Proposal.


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         Section 8.1 Survival. The representations and warranties of the parties contained in this Agreement, or in any Schedule or Exhibit hereto or any certificate delivered pursuant hereto, shall survive until the third anniversary of the Closing Date hereunder; provided, however, that (a) the representations and warranties contained in Sections 3.5 and 3.6 shall survive indefinitely, (b) the representations and warranties contained in Sections 3.21 and 3.24 shall survive for the applicable statute of limitations periods subsequent to the Closing Date, (c) any representations and warranties implicated due to any claim for Losses related or connected to, or arising under, the Consumer Car Club Matter or the Martins Claim shall survive indefinitely and (d) any representations and warranties contained in Article IX shall survive as provided therein. The period of survival of the respective representations and warranties provided for in this Section is referred to herein as the "Indemnity Period." No claim for indemnification for breach of a representation or warranty may be asserted after the expiration of the applicable Indemnity Period; provided that the written assertion of any claim by a party against another hereunder with respect to the breach or alleged breach of any representation or warranty (or a series of facts which would support such breach) shall extend the applicable Indemnity Period with respect to such claim through the date such claim is conclusively resolved. No investigation by a party shall relieve another party from any Liability for any misrepresentation or breach of warranty made by such other party in this Agreement, or in any Schedule or Exhibit hereto or any certificate delivered pursuant hereto.

         Section 8.2 Indemnification. The Selling Shareholders and, until such time as the Parent owns all of the capital stock of the Company, the Company shall unconditionally and jointly and severally indemnify, defend and hold harmless the Parent and the Merger Sub (and their directors, officers, employees, representatives, agents, Affiliates, successors and assigns) from and against any losses, Liabilities, damages, expenses, claims, fines, penalties, interest, costs of investigation, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including, without limitation, reasonable attorneys' and accountants' fees and expenses) incurred in connection with the investigation or defense thereof or in asserting rights hereunder (collectively, "Losses"), based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of any Selling Shareholder or the Company (without regard to any limitation or qualification as to knowledge or materiality set forth in such representation, warranty or certificate on the scope, accuracy or completeness thereof) contained in this Agreement, any Transaction Document or in any Exhibit, Schedule or certificate delivered pursuant hereto or thereto, (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of the Selling Shareholders or the Company under this Agreement or any Transaction Document (other than the Employment Agreement) which breach or nonfulfillment remains uncured for thirty (30) days after the date of written notice of the breach or nonfulfillment, (iii) all compensation due or payable to any officers, employees or agents of the Company arising or related to services or activities prior to the Closing, (iv) the conduct of business on or prior to the Closing, and (v) any Loss related or connected to, or arising under, the Consumer Car Club Matter or the Martins Claim.


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         Notwithstanding anything herein to the contrary, in the event the
Merger is consummated, the Selling Shareholders hereby irrevocably and unconditionally waive and agree never to assert or exercise any rights of contribution against the Company in respect of their indemnification obligations or any Liabilities for breach of any representation, warranty, covenant, agreement or obligation concerning pre-Closing matters hereunder.

         The Parent hereby agrees to indemnify, defend and hold harmless the Selling Shareholders and, until such time as the Parent owns all of the capital stock of the Company, the Company, (and their respective successors and assigns) from and against any Losses based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of the Parent or Merger Sub (without regard to any limitation or qualification as to knowledge or materiality set forth in such representation, warranty, or certificate on the scope, accuracy or completeness thereof) contained in this Agreement, any Transaction Document or in any Exhibit, any or in any Schedule or certificate delivered pursuant hereto or thereto, (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of the Parent or Merger Sub under this Agreement or any Transaction Documents (other than the Employment Agreement) which breach or nonfulfillment remains uncured for thirty
(30) days after the date of written notice of the breach or nonfulfillment or
(iii) the conduct of business after the Closing Date (but only to the extent that any such Loss (x) relates to a third party claim which is brought against, or involves, any of the Selling Shareholders and (y) does not relate to the conduct of the business on or prior to the Closing Date).

         Promptly after the receipt by any party hereto of notice of any third party claim or the commencement of any third party action, suit or proceeding subject to indemnification hereunder (a "Third Party Claim"), such party (the "Indemnified Party") will, if a claim in respect thereto is to be made against any party obligated to provide indemnification hereunder (the "Indemnifying Party"), give such Indemnifying Party reasonable written notice of such Third Party Claim; provided, however, that the failure to provide such notice will not relieve the Indemnifying Party of any of its or his obligations, or impair the right of the Indemnified Party to indemnification, pursuant to this Section 8.2 unless, and only to the extent that, such failure materially prejudices the Indemnifying Party's opportunity to defend or compromise the Third Party Claim. Such Indemnifying Party shall have the right, at its or his option, to defend at its or his own expense and by its or his own counsel any Third Party Claim, provided that (i) the Indemnifying Party acknowledges in writing (at the time such Indemnifying Party elects to assume such defense) its or his obligation under this Section 8.2 to indemnify the Indemnified Party with respect to such Third Party Claim, (ii) such counsel is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith with respect thereto. If any Indemnifying Party shall undertake to defend any Third Party Claim, such Indemnifying Party shall notify the Indemnified Party of its or his intention to do so promptly (and in any event no later than twenty (20) days) after receipt of notice of the Third Party Claim, and the Indemnified Party agrees to cooperate in good faith with the Indemnifying Party and its counsel in the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense and investigation of any Third Party Claim with its own counsel at its or his


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own expense, except that the Indemnifying Party shall bear the expense of such separate counsel if (A) in the view of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (C) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within 20 days after notice of the Third Party Claim is given to the Indemnifying Party or notice that the Indemnifying Party intends to assume the defense of the Third Party Claim is given to the Indemnified Party or (D) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld; provided, however, that an Indemnified Party shall not be required to consent to any settlement involving the imposition of equitable remedies; and, provided, further, that in no circumstances shall the Indemnifying Party consent to the entry of a judgment with respect to any Third Party Claim or enter into any settlement which does not include a provision whereby the plaintiff or claimant in such matter unconditionally releases the Indemnified Party from all Liability with respect thereto.

         Section 8.4 Limitation on Indemnification. The right to indemnification under this Article VIII and Article IX shall be subject to the following terms:

         (a) Except with respect to any claim for Losses arising with respect to the Consumer Car Club Matter or the Martins Claim, no indemnification shall be payable pursuant to this Agreement unless and until the amount of all claims for indemnification exceeds $100,000 in the aggregate (the "Basket"), whereupon indemnification pursuant to this Agreement shall be payable for all such claims including the claims included in the Basket.

         (b) The maximum liability of Gene Feroglia and the Eggers Family Partnership for any breach of a representation, warranty or covenant of the Company or a Selling Shareholder shall be limited to those shares of Parent Common Stock in which Gene Feroglia and the Eggers Family Partnership has an interest that are held pursuant to the Escrow Agreement.

         (c) Except with respect to any claim for Losses arising with respect to the Consumer Car Club Matter or the Martins Claim, none of the Parent, the Company or the Principal Shareholders shall be liable for any amount in excess of $30 million.

         (d) In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.


         Section 10.4 Termination.

         (a) This Agreement may be terminated and the transactions contemplated hereby abandoned (i) by the written consent of the Parent and the Company; (ii) by the Parent if there has been a material misrepresentation or material


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breach on the part of Selling Shareholder or the Company in the representations, warranties or covenants of any Selling Shareholder or the Company set forth herein, or if there has been any material failure on the part of a Selling Shareholder or the Company to comply with his or its obligations hereunder;
(iii) by the Company if there has been a material misrepresentation or material breach on the part of the Parent in the representations, warranties or covenants of the Parent set forth herein, or if there has been any material failure on the part of the Parent to comply with its obligations hereunder; (iv) by the Parent or the Company if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable or (v) by the Parent or the Company if the Closing has not occurred by February 11, 2000 and the party attempting to terminate this Agreement has used its or their best efforts to cause the Closing conditions applicable to it to have been satisfied as promptly as possible.

         (b) If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 10.4(a)(i) or (a)(iv) other than Parent's obligations under Section 5.14(b), this Agreement shall become void and of no further force and effect and no party hereto shall have any Liability or obligation to any other party hereto hereunder, except the obligations of the parties pursuant to Sections 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10 and 10.20.

3. The following new section shall be incorporated into the Agreement.

         Section 7.13 Release for Consumer Car Club Matter. The Company shall have delivered to Parent a full release, in a form and substance acceptable to the Parent, executed by the Consumer Car Club Parties releasing the Company from any and all claims, losses, liabilities, damages, expenses or costs asserted by or related to the Consumer Car Club Parties.

         IN WITNESS WHEREOF, each of the Company, the Selling Shareholders, the Merger Sub and the Parent have caused their names to be signed hereto as of the day and year first above written.

                                          THE COMPANY:

                                          A.I.N. CORPORATION,
                                          A California corporation


                                          By:      /s/ Michael Gorun
                                             --------------------------------
                                                   Name: Michael Gorun
                                                   Title: President


                                          By:      /s/ Michael Gorun
                                             --------------------------------
                                                   Name: Michael Gorun
                                                   Title: Secretary


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                                          THE SELLING SHAREHOLDERS

                                          /s/ Michael Gorun
                                          -----------------------------------
                                          Michael Gorun

                                          /s/ Dan Heenan
                                          -----------------------------------
                                          Dan Heenan

                                          /s/ Michael Eggers
                                          -----------------------------------
                                          Michael Eggers

                                          /s/ James Dittemore III
                                          -----------------------------------
                                          James Dittemore III

                                          /s/ Gene Feroglia
                                          -----------------------------------
                                          Gene Feroglia

                                          Eggers Family Partnership


                                          By:      /s/ Michael Eggers
                                             --------------------------------


                                          MERGER SUB:

                                          AUTOBYTEL ACQUISITION II CORP.
                                          A California corporation


                                          By:      /s/ Hoshi Printer
                                             --------------------------------
                                                   Name: Hoshi Printer
                                                   Title: Senior VP, CFO


                                          By:      /s/ Ariel Amir
                                             --------------------------------
                                                   Name: Ariel Amir
                                                   Title: VP and General Counsel


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                                          THE PARENT:

                                          AUTOBYTEL.COM INC.
                                          a Delaware corporation


                                          By:      /s/ Hoshi Printer
                                             -----------------------------------
                                                   Name: Hoshi Printer
                                                   Title: Vice President


                                          By:      /s/ Ariel Amir
                                             -----------------------------------
                                                   Name: Ariel Amir
                                                   Title: Vice President and
                                                          Secretary


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